EXHIBIT 10(a)

Execution Copy

EMPLOYMENT AGREEMENT

WHEREAS, First Security Federal Savings Bank (the “Association”), a wholly-owned subsidiary of First SecurityFed Financial, Inc. (the “Holding Company”), and Julian E. Kulas (the “Employee”) have previously entered into an employment agreement dated June 1, 2000 (the “Prior Agreement”); and

WHEREAS, the Board of Directors of the Association (the “Board of Directors”) now believes it is in the best interests of the Association to amend and restate the Prior Agreement in order to provide Employee with benefits comparable to those offered to executives of a similar level at other publicly held and similarly situated savings and loan holding companies to assure continuity of management of the Association and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Holding Company or the Association, although no such change is now contemplated; and

WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee to take effect on the Effective Date as stated in Section 2 hereof;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1.             Definitions.

(a)           The term “Change in Control” means (1) an event of a nature that (i) results in a change in control of the Association or the Holding Company within the meaning of the Home Owners’ Loan Act of 1933 and 12 C.F.R. Part 574 as in effect on the Effective Date hereof; or (ii) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the Effective Date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); (2) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Association or the Holding Company representing 20% or more of the Association’s or the Holding Company’s outstanding securities; (3) individuals who are members of the board of directors of the Association or the Holding Company on the Effective Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company’s stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or (4) a plan of reorganization, merger consolidation, sale of all or substantially all of the assets of the Association or the Holding Company or a similar transaction in which the Association or the Holding Company is not the resulting entity.  The term “change in control “ shall not include an acquisition of securities by an employee benefit plan of the Association or the Holding Company or the acquisition of securities of the Association by the Holding Company. In the application of 12 C.F.R. Part 574 to a determination of a Change in Control, determinations to be made by the OTS or its Director under such regulations shall be made by the Board of Directors.

(b)           The term “Date of Termination” means the earlier of (1) the date upon which the Association gives notice to the Employee of the termination of his employment with the Association or (2) the date upon which the Employee ceases to serve as an Employee of the Association.

(c)           The term “Effective Date” means January 1, 2003.

(d)           The term “Involuntarily Termination” means termination of the employment of Employee without his express written consent, and shall include a material diminution of or interference with the Employee’s duties, responsibilities and benefits as President and Chief Executive Officer of the Association, including (without limitation) any of the following actions unless consented to in writing by the Employee: (1) a change in the principal workplace of the Employee to a location outside of a 30 mile radius from the Association’s headquarters office as of the Effective Date hereof; (2) a material reduction in the number or seniority of other Association personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Employee, other than as part of a Association- or Holding Company-wide reduction in staff; (3) a material adverse change in the Employee’s salary, bonus opportunity, perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Association or the Holding Company; (4) a material permanent increase in the required hours of work or the workload of the Employee; and (5) a material demotion of the Employee. The term “Involuntary Termination” does not include Termination for Cause or termination of employment due to retirement, death, disability or suspension or temporary or permanent prohibition from participation in the conduct of the Association’s affairs under Section 8 of the Federal Deposit Insurance Act (“FDIA”).

(e)           The terms “Termination for Cause” and “Terminated for Cause” mean termination of the employment of the Employee because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic, violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Association at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board), stating that in the good faith opinion of the Board the Employee has engaged in the conduct described in the preceding sentence and specifying the particulars thereof in detail.

2.             Term.  The term of this Agreement shall be a period of three years commencing on the Effective Date, subject to earlier termination as provided herein.  Beginning on the first annual anniversary date following the Effective Date, and on each annual anniversary date thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, provided that (1) the Association has not given notice to the Employee in writing at least 90 days prior to such renewal date that the term of this Agreement shall not be extended further; and (2) prior to such renewal date, the Board of Directors of the Association has explicitly reviewed and approved the extension. The Association shall submit this Agreement to the Board of Directors for review and approval of the extension on an annual basis and promptly notify the Employee of the Board’s decision regarding such review and approval. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

3.             Employment.  The Employee is employed as the President and Chief Executive Officer of the Association.  As President and Chief Executive Officer, Employee shall render such administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties of an officer of the Association as the Board of Directors may prescribe from time to time.

4.             Compensation.

(a)           Salary.  The Association agrees to pay the Employee during the term of this Agreement the salary established by the Board of Directors, which shall be at least the Employee’s salary in effect as of the Effective Date.  The amount of the Employee’s salary shall be reviewed by the Board of Directors, beginning not later than the first anniversary of the Effective Date.  Adjustments in salary or other compensation shall not limit or reduce any other obligation of the Association under this Agreement.  The Employee’s salary in effect from time to time during the term of this Agreement shall not thereafter be reduced.

(b)           Discretionary Bonuses.  The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Association in discretionary bonuses as authorized and declared by the Board of Directors to its executive employees.  No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such bonuses when and as declared by the Board of Directors.

(c)           Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Association, provided that the Employee accounts for such expenses as required under such policies and procedures.

5.             Benefits.

(a)           Participation in Retirement and Employee Benefit Plans.  The Employee shall be entitled to participate in all plans relating to pension, thrift, profit-sharing, group life insurance, medical and dental coverage, education, cash bonuses, and other retirement or employee benefits or combinations thereof, in which the Association’s executive officers participate. In addition, the Employee shall be entitled to be considered for benefits under all of the stock and stock option related plans adopted for the benefit of the Association’s executive or other employees.

(b)           Fringe Benefits.  The Employee shall be eligible to participate in, and receive benefits under, any other fringe benefit plans which are or may become applicable to the Association’s executive officers.

6.             Vacations; Leave.  The Employee shall be entitled to annual paid vacation in accordance with the policies established by the Association’s Board of Directors for executive employees and to voluntary leave of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors of the Association may determine in its discretion.

7.             Termination of Employment.

(a)           Involuntary Termination.  The Board of Directors may terminate the Employee’s employment at any time, but, except in the case of Termination for Cause, termination of employment shall not prejudice the Employee’s right to compensation or other benefits under this Agreement. In the event of Involuntary Termination other than in connection with or within twelve (12) months after a Change in Control, the Employee shall be entitled to the following:

(i)                                     continued salary for the remaining term of this Agreement, at the rate in effect immediately prior to the Date of Termination, payable in such manner and at such times as such salary would have been payable to the Employee under Section 4(a) if the Employee had continued to be employed by the Association;

(ii)                                  the bonus that would have been earned by the Employee during the remaining term of this Agreement, assuming for this purpose that the amount of such bonus would equal the actual bonus earned by the Employee for the fiscal year preceding the year in which the Involuntary Termination occurs or, if greater, the Employee’s target bonus for the fiscal year in which the Involuntary Termination occurs, payable in substantially equal installments at the same time salary payments are made under clause (i) above;

(iii)                               continued health benefits, at the level maintained by the Association for the benefit of its executive officers from time to time, for the remaining term of the Agreement.   The continued health benefits under this Agreement shall be in addition to, and not in lieu of, any COBRA continuation rights the Employee may have under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”); and

(iv)                              full vesting in any stock options, restricted stock or other similar incentive awards.

(b)           Termination for Cause.  In the event of Termination for Cause, the Association shall pay the Employee his salary through the Date of Termination, and the Association shall have no further obligation to the Employee under this Agreement.

(c)           Voluntary Termination.  The Employee’s employment may be voluntarily terminated by the Employee at any time upon 90 days written notice to the Association or upon such shorter period as may be agreed upon between the Employee and the Board of Directors of the Association. In the event of such voluntary termination, the Association shall be obligated to continue to pay the Employee his salary and benefits only through the Date of Termination, at the time such payments are due, and the Association shall have no further obligation to the Employee under this Agreement.

(d)           Change in Control.  In the event of Involuntary Termination in connection with, or within 12 months after a Change in Control, which occurs at any time while the Employee is employed under this Agreement, subject to Section 8 of this Agreement, the Association shall (1) pay to the Employee in a lump sum cash payment within 25 business days after the Date of Termination an amount equal to 299% of the Employee’s “base amount” within the meaning of Code Section 280G, and (2) provide continued health benefits, at the level maintained by the Association for the benefit of its executive officers from time to time, for the remaining term of the Agreement.  Such continued health benefits shall be in addition to, and not in lieu of, any COBRA continuation rights the Employee may have under Section 4980B of the Code.

(e)           Death; Disability.  In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Employee’s estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive from the Association (1) the salary of the Employee through the last day of the calendar month in which the Employee died, and (2) a lump sum cash payment equal to twelve months of salary, at the rate in effect on the date of the Employee’s death.  If the Employee becomes disabled as defined in the Association’s then current disability plan or if the Employee is otherwise unable to serve in his present capacity, the Employee shall be entitled to receive group and other disability income benefits of the type then provided by the Association for executive officers.  In the event of such disability, this Agreement shall not be suspended. However, the Association shall be obligated to pay the Employee compensation pursuant to Sections 4(a) and (b) hereof only to the extent the Employee’s salary, in the absence of such disability, would exceed (on an after tax basis) the disability income benefits received pursuant to this paragraph. In addition, the Association shall have the right, upon resolution of its Board, to discontinue paying cash compensation pursuant to Sections 4(a) and (b) beginning six months following a determination that Employee qualifies for the foregoing disability income benefits.

(f)            Temporary Suspension or Prohibition.  If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Association’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(3) and (g)(1), the Association’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Association may in its discretion (1) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

(g)           Permanent Suspension or Prohibition.  If the Employee is removed and/or permanently prohibited from participating in the conduct of the Association’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of the Association under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(h)           Default of the Association.  If the Association is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(i)            Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Association: (1) by the Director of the Office of Thrift Supervision (the “Director”) or his or her designee, at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) of the FDIA; or (2) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Association or when the Association is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

(j)            Section 563.39(b).  So long as 12 C.F.R. § 563.39(b)(1995) remains in effect and applicable to the Association, in the event that any of the termination provisions of this Agreement conflict with 12 C.F.R. § 563.39(b)(1995), the latter shall prevail.

8.             Certain Reduction of Payments by the Association.

(a)           Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated thereunder.

(b)           Notwithstanding any other provision of this Agreement, if payments under this Agreement, together with any other payments received or to be received by the Employee in connection with a Change in Control would cause any amount to be nondeductible by the Association or the Holding Company for federal income tax purposes pursuant to Section 280G of the Code, then benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize payments to the Employee without causing any amount to become nondeductible by the Association or Holding Company.  The Employee shall determine the allocation of such reduction among payments to the Employee.

(c)           The Board of Directors, in it sole discretion, may limit the amount of any payments to be made pursuant to Sections 7(a) and (d) of this Agreement to an amount that does not exceed three times the Employee’s average annual compensation, based on the most recent five taxable years, to the extent that it determines such limitation is necessary or desirable to comply with OTS regulations or other guidance.

9.             No Mitigation.  The Employee shall not be required to mitigate the amount of any salary or other payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the date of termination or otherwise.

10.           Attorneys Fees.  In the event the Association exercises its right of Termination for Cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to

Section 17 that cause did not exist for such termination, or if in any event it is determined by any such court or arbitrator that the Association has failed to make timely payment of any amounts owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys’ fees, incurred in challenging such termination or collecting such amounts.  Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

11.           No Assignments.

(a)           This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining, the written consent of the other party; provided, however, that the Association shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Association, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Association would be required to perform it if no such succession or assignment had taken place. Failure of the Association to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Association in the same amount and on the same terms as the compensation pursuant to Section 7(d) hereof. For purposes of implementing the provisions of this Section 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)           This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee or other designee or if there is no such designee, to the Employee’s estate.

12.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Association at its home office the attention of the Board of Directors with a copy to the Secretary of the Association, or, if the Employee, to such home or other address as the Employee has most recently provided in writing to the Association.

13.           Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

14.           Paragraph Headings.  The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.           Governing Law.  This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Illinois.

17.           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

18.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, including the Prior Agreement, relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

ATTEST:		FIRST SECURITY FEDERAL SAVINGS BANK

/s/ Terry Gawryk	By:		/s/ Paul Nadzikewycz
Terry Gawryk, Secretary			Paul Nadzikewycz
		Its:	Chairman

EMPLOYEE

/s/ Julian E. Kulas
Julian E. Kulas